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                                                                     Exhibit 5.1

                               January 26, 2001




Franklin Resources, Inc.
777 Mariners Island Blvd.
San Mateo, California  94404

Ladies and Gentlemen:

          We have acted as counsel to Franklin Resources, Inc. (the "Company") in connection with the preparation and filing of the Registration Statement on Form S-4 (Registration No. 333-52722, as amended) (the "Registration Statement") by the Company with the Securities and Exchange Commission on December 26, 2000 with respect to 23,791,000 shares of common stock of the Company, par value $0.10 per share (the "Common Stock"), being registered in connection with the acquisition of Fiduciary Trust Company International ("Fiduciary") by the Company (the "Acquisition").

          In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company in the Agreement and Plan of Share Acquisition, dated as of October 25, 2000 (the "Plan of Acquisition"), between the Company and Fiduciary. We have also assumed (i) the due incorporation and valid existence of the Company,
(ii) the Company has the requisite corporate power and authority to enter into and perform the Plan of Acquisition and the Registration Statement and (iii) the due authorization, execution and delivery of the Plan of Acquisition and the Registration Statement by the Company.
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          Based on the foregoing, and subject to the qualifications stated
herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the Plan of Acquisition have been duly authorized and will be, when issued and exchanged for shares of Fiduciary in accordance with the provisions of the Plan of Acquisition, validly issued, fully paid, non-assessable and free of preemptive rights pursuant to law or in the Company's Certificate of Incorporation.

          The opinion expressed herein is limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

          The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. These opinions may not be used or relied upon by any other person, nor may this letter or any copies thereto be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

          We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus/Proxy Statement which is part of the Registration Statement.



                                       Very truly yours,

                                       /s/ Weil, Gotshal & Manges LLP


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